EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports First Quarter Fiscal 2020 Results

Provides Update on Store and Restaurant Reopenings

ATLANTA, June 10, 2020 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its first quarter of fiscal 2020, ended May 2, 2020, which was dramatically impacted by the COVID-19 pandemic and saw the Company take a number of actions to protect the health and well-being of its employees and customers, protect its brands, and preserve its liquidity.

Consolidated net sales were $160 million compared to $282 million in the first quarter of fiscal 2019, which ended May 1, 2019. For the first quarter of fiscal 2020, the Company reported a loss of $4.02 per share on a GAAP basis, which includes a $60 million impairment charge to Southern Tide’s goodwill and intangible assets, and an adjusted loss per share of $1.12.  This compares with earnings per share of $1.29 on a GAAP basis and $1.30 on an adjusted basis in the first quarter of fiscal 2019.

Thomas C. Chubb III, Chairman and CEO, commented, “During these extraordinary times, our top priorities have been protecting our people and customers, supporting our brands, and preserving liquidity while never losing sight of our goal of delivering long-term value to our shareholders.”

“We temporarily closed all of our North American stores and restaurants on March 17 and quickly pivoted time and resources to staying connected with our customers through our e-commerce and digital platforms.  The combination of specific actions, recent investments in digital capabilities and the overall shift toward online spending brought on by COVID-19, helped drive an acceleration in e-commerce trends.  First quarter e-commerce sales grew 12% over the first quarter last year and the positive momentum has continued into the second quarter.”

Mr. Chubb continued, “We reopened our first stores in early May, and I am extremely proud of how our teams are executing our reopening playbook. Operating under state and local guidelines and with the health and safety of our associates and guests as our number one focus, we continue to offer highly differentiated experiences that delight our customers. As of today, we have a little more than half of our 225 locations opened and expect to have almost all locations open by the end of June. Customers are slowly returning to our stores and restaurants, which are operating under restricted hours and limited capacity.”

“Under these market conditions, managing inventory and expenses tightly becomes even more critical.  Working closely with our vendors, we were able to cancel or defer many of our forward orders and extend payment terms. We have taken advantage of our strength in digital to redevelop our merchandising and marketing plans and added several promotional activities to ensure our inventory levels stay in check as our business begins to ramp up. Preserving our high level of liquidity is critical and we are well-positioned on that front.  On the expense side, we have pulled levers and made reductions across most spending categories.”

Mr. Chubb concluded, “Oxford has been around for almost 80 years and has demonstrated its adaptability to change throughout its long and successful history.  It appears that this pandemic is bringing about the next phase of change in retail and accelerating consolidation within our industry. Our strategy of operating great brands that deliver differentiated merchandise and experiences to customers through an interconnected physical and digital store network aligns well with where we believe the market is heading.  I am confident that we will manage through this turbulent environment and emerge with our bright long-term future intact.”

Liquidity

During March 2020, as a proactive measure to bolster its cash position and maintain a high level of liquidity in response to the COVID-19 pandemic, the Company drew down $200 million of its $325 million asset-based revolving credit facility.

As of May 2, 2020, the Company had $182 million of cash and cash equivalents, $114 million of unused availability, and $208 million of borrowings outstanding under its revolving credit agreement.  As of May 1, 2019, the Company had $6 million of cash and cash equivalents and $33 million of borrowings outstanding.

The Company is confident it has ample liquidity to satisfy its ongoing cash requirements in fiscal 2020 and for the foreseeable future.  These cash requirements generally consist of working capital and other operating activity needs, capital expenditures, which are expected to be approximately $30 million in fiscal 2020, interest payments on debt and dividends.

Inventory increased 8% to $169 million compared to $157 million in the prior year period.  The Company has taken meaningful actions to mitigate inventory risks.

First Quarter Fiscal 2020 Summary

  Consolidated net sales decreased 43% in the first quarter compared to the first quarter last year.  On March 17, the Company temporarily closed all of its retail stores and restaurants in North America.  Retail, wholesale and restaurant sales were 58%, 52%, and 50% lower, respectively. These reductions were partially offset by 12% growth in e-commerce.
  Gross margin was 58.7% compared to 58.8% last year.  Expanded gross margin at Lilly Pulitzer and the benefit of LIFO accounting were offset by lower gross margin in the other businesses.
  SG&A decreased $17 million to $123 million as cost savings measures were taken, primarily related to employment costs.
  A $60 million impairment charge was recognized for Southern Tide goodwill and intangible assets.
  The effective tax rate was a benefit of 23% compared to a charge of 26% in the first quarter of fiscal 2019.
  The Company reported a loss per share of $4.02 and, on an adjusted basis, a loss of $1.12.

Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on July 31, 2020 to shareholders of record as of the close of business on July 17, 2020.  The Company has paid dividends every quarter since it became publicly owned in 1960. The Board also elected to reduce the cash retainer paid to Board members by 50% for the remainder of fiscal 2020.

Fiscal 2020 Outlook

Due to the significant uncertainty created by the COVID-19 pandemic, the Company is not providing a financial outlook for fiscal 2020.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 24, 2020 by dialing (412) 317-6671 access code 13704789.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information are presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of the current coronavirus (COVID-19) pandemic (which among other things, may affect many of the following risks); demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending for apparel and related products; costs of products as well as the raw materials used in those products; expected pricing levels; costs of labor; the timing of shipments requested by our wholesale customers; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties or tariffs; weather; fluctuations and volatility in global financial markets; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the impact of any restructuring initiatives we may undertake in one or more of our business lines; access to capital and/or credit markets; the impact of the CARES Act and other legislation; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate, including the opportunity to carry back anticipated Fiscal 2020 operating losses to pre-U.S. Tax Reform periods. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2020 "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 2,	May 4,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$181,775	$5,501
Receivables, net	51,055	85,857
Inventories, net	169,495	157,221
Prepaid expenses and other current assets	21,367	24,588
Total Current Assets	$423,692	$273,167
Property and equipment, net	188,568	191,104
Intangible assets, net	157,015	175,883
Goodwill	23,802	66,597
Operating lease assets	274,778	294,131
Other non-current assets, net	29,615	23,543
Total Assets	$1,097,470	$1,024,425

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$40,432	$52,121
Accrued compensation	11,373	19,719
Current operating lease liabilities	66,128	53,683
Other accrued expenses and liabilities	35,194	40,778
Total Current Liabilities	$153,127	$166,301
Long-term debt	207,618	33,182
Non-current operating lease liabilities	271,810	295,399
Other non-current liabilities	17,101	16,707
Deferred taxes	9,119	19,664
Commitments and contingencies	—	—
Shareholders’ Equity
Common stock, $1.00 par value per share	16,718	17,019
Additional paid-in capital	149,634	142,761
Retained earnings	277,595	338,875
Accumulated other comprehensive loss	(5,252)	(5,483)
Total Shareholders’ Equity	$438,695	$493,172
Total Liabilities and Shareholders’ Equity	$1,097,470	$1,024,425

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	First Quarter
	Fiscal 2020	Fiscal 2019
Net sales	$160,343	$281,973
Cost of goods sold	66,269	116,204
Gross profit	$94,074	$165,769
SG&A	123,001	139,814
Impairment of goodwill and intangible assets	60,452	—
Royalties and other operating income	3,890	3,787
Operating (loss) income	$(85,489)	$29,742
Interest expense, net	658	671
(Loss) earnings before income taxes	$(86,147)	$29,071
Income tax (benefit) provision	(19,363)	7,414
Net (loss) earnings	$(66,784)	$21,657

Net (loss) earnings per share:
Basic	$(4.02)	$1.30
Diluted	$(4.02)	$1.29
Weighted average shares outstanding:
Basic	16,612	16,713
Diluted	16,612	16,848
Dividends declared per share	$0.25	$0.37

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter
	Fiscal 2020	Fiscal 2019
Cash Flows From Operating Activities:
Net (loss) earnings	$(66,784)	$21,657
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	10,410	9,845
Amortization of intangible assets	283	292
Impairment of goodwill and intangible assets	60,452	—
Equity compensation expense	1,682	1,876
Amortization of deferred financing costs	86	106
Deferred income taxes (benefit) expense	(7,422)	1,019
Effect of changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	7,744	(17,088)
Inventories, net	(17,551)	3,208
Prepaid expenses and other current assets	4,031	1,811
Current liabilities	(24,752)	(29,170)
Other balance sheet changes	(14,028)	356
Cash used in operating activities	$(45,849)	$(6,088)
Cash Flows From Investing Activities:
Purchases of property and equipment	(8,591)	(8,282)
Cash used in investing activities	$(8,591)	$(8,282)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(22,767)	(77,323)
Proceeds from revolving credit arrangements	230,386	97,512
Repurchase of common stock	(18,053)	—
Proceeds from issuance of common stock	406	422
Repurchase of equity awards for employee tax withholding liabilities	(1,870)	(2,453)
Cash dividends declared and paid	(4,194)	(6,297)
Other financing activities	—	(282)
Cash provided by financing activities	$183,908	$11,579
Net change in cash and cash equivalents	$129,468	$(2,791)
Effect of foreign currency translation on cash and cash equivalents	(153)	(35)
Cash and cash equivalents at the beginning of year	52,460	8,327
Cash and cash equivalents at the end of the period	$181,775	$5,501

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	First Quarter
AS REPORTED	Fiscal 2020	Fiscal 2019	% Change
Tommy Bahama
Net sales	$87.0	$164.7	(47.2)%
Gross profit	$51.7	$103.5	(50.1)%
Gross margin	59.4%	62.8%
Operating (loss) income	$(23.4)	$15.2	NM
Operating margin	(26.9)%	9.2%
Lilly Pulitzer
Net sales	$49.1	$72.6	(32.3)%
Gross profit	$31.7	$45.5	(30.3)%
Gross margin	64.5%	62.7%
Operating (loss) income	$4.1	$15.3	(72.8)%
Operating margin	8.4%	21.0%
Lanier Apparel(1)
Net sales	$10.7	$26.2	(59.0)%
Gross profit	$2.8	$7.2	(60.6)%
Gross margin	26.5%	27.6%
Operating (loss) income	$(2.6)	$1.4	NM
Operating margin	(24.6)%	5.2%
Southern Tide
Net sales	$8.3	$14.1	(41.3)%
Gross profit	$1.5	$7.2	(78.5)%
Gross margin	18.5%	50.6%
Operating (loss) income	$(63.4)	$2.5	NM
Operating margin	(763.4)%	17.8%
Corporate and Other(1)
Net sales	$5.2	$4.4	18.9%
Gross profit	$6.3	$2.4	162.4%
Operating loss	$(0.3)	$(4.6)	94.1%
Consolidated
Net sales	$160.3	$282.0	(43.1)%
Gross profit	$94.1	$165.8	(43.2)%
Gross margin	58.7%	58.8%
SG&A	$123.0	$139.8	(12.0)%
SG&A as % of net sales	76.7%	49.6%
Operating (loss) income	$(85.5)	$29.7	NM
Operating margin	(53.3)%	10.5%
(Loss) earnings before income taxes	$(86.1)	$29.1	NM
Net (loss) earnings	$(66.8)	$21.7	NM
Net (loss) earnings per diluted share	$(4.02)	$1.29	NM
Weighted average shares outstanding - diluted	16.6	16.8	(1.4)%

	First Quarter
ADJUSTMENTS	Fiscal 2020	Fiscal 2019	% Change
LIFO adjustments in Corporate and Other(2)	$(3.3)	$0.1
Amortization of Lilly Pulitzer Signature Store intangible assets(3)	$0.1	$0.1
Lanier Apparel impairment charge(4)	$0.2	$0.0
Amortization of Southern Tide intangible assets(5)	$0.1	$0.1
Southern Tide impairment charge(6)	$60.2	$0.0
Impact of income taxes(7)	$(9.2)	$(0.1)
Adjustment to net earnings(8)	$48.2	$0.2
AS ADJUSTED
Tommy Bahama
Net sales	$87.0	$164.7	(47.2)%
Gross profit	$51.7	$103.5	(50.1)%
Gross margin	59.4%	62.8%
Operating (loss) income	$(23.4)	$15.2	NM
Operating margin	(26.9)%	9.2%
Lilly Pulitzer
Net sales	$49.1	$72.6	(32.3)%
Gross profit	$31.7	$45.5	(30.3)%
Gross margin	64.5%	62.7%
Operating (loss) income	$4.2	$15.3	(72.5)%
Operating margin	8.6%	21.1%
Lanier Apparel(1)
Net sales	$10.7	$26.2	(59.0)%
Gross profit	$2.8	$7.2	(60.6)%
Gross margin	26.5%	27.6%
Operating (loss) income	$(2.4)	$1.4	NM
Operating margin	(22.7)%	5.2%
Southern Tide
Net sales	$8.3	$14.1	(41.3)%
Gross profit	$1.5	$7.2	(78.5)%
Gross margin	18.5%	50.6%
Operating (loss) income	$(3.0)	$2.6	NM
Operating margin	(36.7)%	18.3%
Corporate and Other(1)
Net sales	$5.2	$4.4	18.9%
Gross profit	$3.1	$2.5	20.0%
Operating loss	$(3.5)	$(4.4)	20.7%
Consolidated
Net sales	$160.3	$282.0	(43.1)%
Gross profit	$90.8	$165.9	(45.3)%
Gross margin	56.6%	58.8%
SG&A	$122.9	$139.7	(12.0)%
SG&A as % of net sales	76.6%	49.5%
Operating (loss) income	$(28.2)	$30.0	NM
Operating margin	(17.6)%	10.7%
(Loss) earnings before income taxes	$(28.8)	$29.4	NM
Net (loss) earnings	$(18.6)	$21.9	NM
Net (loss) earnings per diluted share	$(1.12)	$1.30	NM

	First Quarter	First Quarter
	Fiscal 2020	Fiscal 2019
	Actual	Actual
Net (loss) earnings per diluted share:
GAAP basis	$(4.02)	$1.29
LIFO adjustments(9)	(0.12)	0.01
Amortization of recently acquired intangible assets(10)	0.01	0.01
Impairment of goodwill and intangible assets(11)	3.02	0.00
As adjusted(8)	$(1.12)	$1.30

(1) As of the First Quarter of Fiscal 2020, the Company's Duck Head® operations are included in Corporate and Other, whereas the operations were previously included in Lanier Apparel. Lanier Apparel and Corporate and Other amounts for prior periods have been restated to conform to the current period presentation. During Fiscal 2019, Duck Head net sales and operating loss were $2.0 million and $0.5 million, respectively.
(2) LIFO adjustments in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(3) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(4) Lanier Apparel impairment charge represents the impairment related to a trademark acquired in a prior year. This charge is included in impairment of goodwill and intangible assets in Lanier Apparel.
(5) Amortization of Southern Tide intangible assets represents the amortization related to the customer relationship intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(6) Southern Tide impairment charge represents the impairment related to goodwill and intangible assets related to Southern Tide.
(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction.
(8) Amounts in columns may not add due to rounding.
(9) LIFO adjustments represents the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future periods.
(10) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(11) Impairment of goodwill and intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the impairment charges in Southern Tide and Lanier Apparel. Due to the non-deductibility of certain goodwill amounts, the effective tax rate on these impairment charges for goodwill and intangible assets was 17%.

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2020
Tommy Bahama
Full-price retail store	111	110	—	—	—
Retail-restaurant	16	18	—	—	—
Outlet	35	35	—	—	—
Total Tommy Bahama	162	163	—	—	—
Lilly Pulitzer	61	61	—	—	—
Southern Tide	1	1	—	—	—
Oxford Total	224	225	—	—	—
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	111
Retail-restaurant	17	17	17	17	16
Outlet	37	37	37	37	35
Total Tommy Bahama	167	167	167	165	162
Lilly Pulitzer	62	63	63	63	61
Southern Tide	—	—	—	—	1
Oxford Total	229	230	230	228	224